Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of January 12, 2015 (this “Second Supplemental Indenture”), among Albemarle Corporation, a Virginia corporation (the “Company”), whose principal office is located at 451 Florida Street, Baton Rouge, Louisiana 70801, Rockwood Specialties Group, Inc., a Delaware corporation (the “Issuer”), whose principal office is located at 451 Florida Street, Baton Rouge, Louisiana 70801, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer issued its 4.625% Senior Notes due 2020 (the “Notes”) on September 25, 2012, pursuant to an Indenture, dated as of September 25, 2012 (as amended and supplemented, the “Indenture”), among the Issuer, Rockwood Holdings, Inc. (“Rockwood”) and the Trustee, as supplemented by the first supplemental indenture, dated as of September 25, 2012 (the “First Supplemental Indenture”), among the Issuer, the Guarantors party thereto and the Trustee; and

WHEREAS, the Company desires to provide its Guarantee with respect to the Notes; and

WHEREAS, Section 10.1(a)(6) of the First Supplemental Indenture expressly permits the Issuer and the Trustee, subject to certain conditions, to enter into one or more supplemental indentures for the purposes, inter alia, of adding a Guarantee of the Notes, and permits the execution of such supplemental indentures without the consent of the Holders of any Notes then outstanding; and

WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Company and the Issuer have duly determined to execute and deliver to the Trustee this Second Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the Company, the Issuer and the Trustee mutually covenant and agree as follows:

ARTICLE 1.DEFINITIONS.

1.1       All terms contained in this Second Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings given to such terms in the Indenture.

ARTICLE 2.GUARANTEE

2.1       Subject to the provisions hereof, the Company hereby agrees, jointly and severally with all existing Guarantors, to fully and unconditionally guarantee, on an unsecured senior basis, the Issuer’s obligations under the Notes on the terms, and subject to the conditions of, Article Nine of the Indenture and Article IX of the First Supplemental Indenture and to be bound by all other applicable provisions of the Indenture and the Notes. For the avoidance of doubt, the provisions of Article Four and Article Five of the Indenture and Article IV and Article V of the First Supplemental Indenture shall not be applicable to the Company.

ARTICLE 3.MISCELLANEOUS.

3.1       Ratification of Indenture.  The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

3.2       Governing Law.  This Second Supplemental Indenture and each Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

3.3       Counterparts.  This Second Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all collectively but one and the same instrument.

3.4       The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Issuer.  All rights, privileges, protections, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be executed as of the date first above written.

ALBEMARLE CORPORATION, as Guarantor

By:	/s/ Karen G. Narwold
Name:	Karen G. Narwold
Title:	Senior Vice President, General Counsel, Corporate & Governmental Affairs, Corporate Secretary

ROCKWOOD SPECIALTIES GROUP, INC.,
as Issuer

By:	/s/ Karen G. Narwold
Name:	Karen G. Narwold
Title:	President, Treasurer and Secretary

[Second Supplemental Indenture Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
Name:	Raymond Delli Colli
Title:	Vice President

[Second Supplemental Indenture Signature Page]